CONTACT:  Teddie O'Keefe
                                               Cathleen Kiernan or Liz Galantino
                                               Smith O'Keefe and Associates
                                               1-800-222-0461

                                               Dan A. Chila, EVP
                                               and Chief Financial Officer
                                               Sun Bancorp, Inc.
                                               (856) 691-7700

                      SUN BANCORP, INC - FAST FORWARD 2002
                     A First Quarter Report - Sun Announces
                    First Quarter Earnings and Stock Dividend

     Vineland, N.J., April 25, 2002 Sun Bancorp, Inc. (Nasdaq symbol: SNBC) "In 2001 we constructed a foundation for long term growth as we continued to invest in the future of this organization. Our first quarter performance is a step in the right direction and trends continue to be positive in key measurements," commented Thomas A. Bracken, President and CEO of Sun Bancorp, Inc. and its wholly owned subsidiary Sun National Bank. Sun Bancorp, Inc. is a multi-state bank holding company based in Vineland, New Jersey. "We continue to be pleased with the reception our regional relationship banking concept and local Banking Groups are experiencing in every market we serve."

     The Company continues to move forward with a number of initiatives announced in 2001. The first quarter saw Sun execute planned activities in several critical areas, including the calling of Sun Trust I Preferred Securities, which will result in an overall benefit after an extraordinary charge for the write down of unamortized debt issuance costs; the consolidation of the Bank's Northfield branch into its Heathercroft branch located in Atlantic County; and the filing for approval to open a Community Banking Center in Pennington, Mercer County and a Regional Banking Group Headquarters and Community Banking Center in West Windsor, Mercer County.

SUN BANCORP, A First Quarter Report - Sun Announces First Quarter Earnings and Stock Dividend
Page 2

     Loans and deposits continue to show impressive growth from both Sun's commercial and business initiatives through its regional Banking Groups. Total loans grew $87 million to $1.15 billion at March 31, 2002, compared to $1.06 billion as of March 31, 2001. This growth reinforces the Bank's establishment of a dedicated Business Banking Division in 2001. We are being enthusiastically welcomed in the marketplace by businesses who understand the substantial benefits of working with a Regional Community Bank. In addition, core deposits grew 38% to $1.1 billion as of March 31, 2002, compared to $800.0 million at March 31, 2001.

     "Opportunities abound in our marketplace," stressed Bracken, "and, while we will continue to face challenges in 2002, we have built an exceptional management team over the past year to anticipate and respond to those opportunities. In addition, we continue to invest in building our infrastructure including commitments in technology, enhanced polices and procedures to be more responsive to our customers; and the Sun National Bank brand continues to be promoted by increased marketing activities with an emphasis on Banking Group community initiatives across our marketplace."

     The Company today reported net income of $1.6 million or $.15 per share for the first quarter of 2002, compared to net income of $1.3 million or $.12 per share for the first quarter of 2001. The Company's cash earnings per share were $.26 for the first quarter of 2002, compared to cash earnings per share of $.25 for the first quarter of 2001.

The following are financial highlights for the quarter:

o Total assets were $1.99 billion at March 31, 2002 compared to $1.95 billion at March 31, 2001.

o Investment securities declined from $723 million at March 31, 2001, to $687 million at March 31, 2002.

o Total loans increased to $1.15 billion at March 31, 2002, from $1.06 billion at March 31, 2001, an increase of $87 million, or 8%.

o The allowance for loan losses increased to $14.0 million, or 1.21% of loans at March 31, 2002, compared to $11.0 million or 1.04% of loans at March 31, 2001, and $13.8 million or 1.25% of loans at December 31, 2001. Non-performing loans were $11.5 million at March 31, 2002, compared to $4.6 million at March 31, 2001, and $10.2 million at December 31, 2001. Non-performing assets to

SUN BANCORP, A First Quarter Report - Sun Announces First Quarter Earnings and Stock Dividend
Page 3

     total loans and other real estate was 1.12% at March 31, 2002, compared to 0.53% at March 31, 2001, and 1.01% at December 31, 2001.

o Total deposits were $1.54 billion at March 31, 2002, compared to $1.42 billion at March 31, 2001, an increase of 9%. Core deposits, comprised of demand and saving deposits, were $1.1 billion at March 31, 2002, compared to $800.0 million at March 31, 2001, an increase of 38%.

o Advances from the FHLB increased from $49.1 million at March 31, 2001 to $146.8 million at March 31, 2002. These advances are in line with the Company's ALCO interest rate sensitivity strategy.

o Securities sold under agreements to repurchase FHLB were fully paid down at March 31, 2002, compared to $211.4 million at March 31, 2001. This reduction reflects the utilization of liquidity provided from de-leveraging actions taken during 2001.

o Total Capital increased $2.4 million to $128.4 million at March 31, 2002, from $126.0 million at March 31, 2001.

o Net interest margin increased to 3.36% for the first quarter of 2002 compared to 3.25% for the first quarter of 2001, and 3.19% for the fourth quarter 2001. This margin increase is primarily due to the reduction in the cost of funds and the favorable change in the mix of core deposits, certificates of deposit and other borrowings.

o Non-interest income increased to $2.8 million at March 31, 2002, from $2.2 million at March 31, 2001, an increase of 25%.

o Non-interest expenses increased to $14.6 million at March 31, 2002, from $13.6 million at March 31, 2001, an increase of 7%. Non-interest expenses increased primarily from increased salaries and benefits needed to support the Company's initiatives announced in 2001.

o Return on average assets increased to 0.32% at March 31, 2002 from 0.26% at March 31, 2001. Cash basis return on average assets increased to 0.58% at March 31, 2002, from 0.53% at March 31, 2001.

o Return on average equity increased to 4.83% at March 31, 2002, from 4.24% at March 31, 2001. Cash basis return on average assets increased to 8.66% at March 31, 2002, from 8.54% at March 31, 2001.

     During the first quarter 2002, the Company notified the holders of the outstanding $28 million of 9.85% Sun Trust I Preferred Securities of its intention to call these securities on April 1, 2002. The Company will recognize in the

SUN BANCORP, A First Quarter Report - Sun Announces First Quarter Earnings and Stock Dividend
Page 4

second quarter an extraordinary debt extinguishment charge from the write down of the unamortized debt issuance costs of the called securities in the amount of $800,000, net of the tax effect of $400,000 (approximately $0.07 per diluted share). The Company funded this call with short-term borrowings of $25 million and a $3 million dividend from its wholly owned subsidiary, Sun National Bank. On April 10, 2002, the Company issued $20.0 million Pooled Floating Rate Capital Securities ("Sun Trust III Capital Securities"). The interest rate resets every six months with an initial rate of 6.02% and will not exceed 11.00% through five years from its issuance. The proceeds were used to pay down $20 million of short-term borrowings. The Company will realize a pretax benefit from these transactions of approximately $900,000, net of the tax effect of approximately $315,000 (approximately $0.05 per diluted share) for the nine-month period ending December 31, 2002.

     Bracken also announced the Company's Board of Directors today has declared a five percent stock dividend. The dividend will be paid on May 23, 2002, to shareholders of record on May 9, 2002. The stock dividend represents the seventh consecutive year in which the Board of Directors has declared a stock dividend. As a result of today's Board action, the outstanding shares of the Company's common stock will increase by approximately 530,000 shares from 10,643,000 shares outstanding to approximately 11,175,000 shares outstanding

     Sun Bancorp, Inc. is a multi-state bank holding company located in Vineland, New Jersey. Its primary subsidiary, Sun National Bank, serves customers through 73 community banking centers located in Southern and Central New Jersey, in the contiguous New Castle market in Delaware, and in Philadelphia, Pennsylvania. The Company's common stock is traded in the NASDAQ National Market under the symbol, "SNBC." The deposits of the Bank are insured to the legal maximum by the Federal Deposit Insurance Corporation.

     The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUN BANCORP, A First Quarter Report - Sun Announces First Quarter Earnings and Stock Dividend
Page 5


SELECTED BALANCE SHEET DATA (Unaudited)                            March 31,            December 31,         March 31,
(In thousands, except per share data)                                 2002                  2001               2001
                                                                      ----                  ----               ----
Cash and cash equivalents                                          $   63,201             $   79,082         $   67,610
Investments                                                           686,769                660,119            723,182
Net loans                                                           1,136,789              1,089,155          1,052,756
Allowance for loan losses                                              13,956                 13,782             11,036
Real estate owned                                                       1,393                    898              1,008
Excess of cost over fair value of assets acquired, net                 41,725                 43,637             50,870
Total Assets                                                       $1,993,527             $1,929,425         $1,951,107
Total Deposits                                                      1,543,076              1,572,338          1,420,813
Advances from the Federal Home Loan Bank - FHLB                       146,832                 74,008             49,100
Other borrowed funds                                                   26,160                  1,160              1,160
Securities sold under agreements to repurchase - FHLB                                                           211,400
Securities sold under agreements to repurchase - customers             77,636                 84,928             74,346
Guaranteed preferred beneficial interest in Company's
  subordinated debt                                                    57,327                 57,327             57,327
Total Capital                                                         128,378                129 960            125,999
Book value per share (1)                                           $   12.07              $   12.31          $   12.23



SELECTED INCOME STATEMENT DATA (Unaudited)

                                                                                   Three months ended
                                                             ----------------------------------------------------------------
                                                                  March 31, 2002         Dec. 31, 2001     March 31, 2001
                                                                  --------------         -------------     --------------

Interest income                                                      $ 27,618              $  28,046           $ 34,968
Interest expense                                                       12,603                 14,070             20,471
Net interest income                                                    15,015                 13,976             14,497
Provision for loan losses                                               1,000                    475              1,296
Other income                                                            2,801                  2,787              2,234
Other expense                                                          14,584                 14,820             13,643
Income taxes                                                              639                    423                510
Net income                                                           $  1,593               $  1,045           $  1,282

Net income per common share:
   Basic (1)                                                         $   0.15               $   0.10           $   0.12
   Diluted (1)                                                       $   0.15               $   0.10           $   0.12
Cash earnings per
     common share (after tax effect) (2):
   Basic (1)                                                         $   0.27               $   0.22           $   0.25
   Diluted (1)                                                       $   0.26               $   0.22           $   0.25



SELECTED RATIOS (Unaudited) (2) (3)                                           At or for the three months ended
                                                             --------------------------------------------------------------

                                                                  March 31, 2002         Dec. 31, 2001      March 31, 2001
                                                                  --------------         -------------      --------------
Return on average assets                                                0.32%                  0.22%              0.26%
Cash basis return on average assets                                     0.58%                  0.48%              0.53%
Return on average equity                                                4.83%                  3.18%              4.24%
Cash basis return on average equity                                     8.66%                  7.07%              8.54%
Net interest margin                                                     3.36%                  3.19%              3.25%
Equity to assets                                                        6.44%                  6.74%              6.46%
Non-performing assets to total loans
   and other real estate owned                                          1.12%                  1.01%              0.53%
Total allowance for loan losses to
   non-performing loans                                               121.55%                134.83%            238.82%

(1)  Data for March 31, 2001 is adjusted  for a 5% stock  dividend  paid in June
     2001.
(2) The Company's cash basis data and ratios are determined by adding back to reported net income the non-cash amortization of intangible assets, net of associated tax benefits.
(3)  Annualized, where appropriate.

SUN BANCORP, A First Quarter Report - Sun Announces First Quarter Earnings and Stock Dividend
Page 6


Average Balance Sheet (Unaudited)            Three months ended March 31, 2002           Three months ended March 31, 2001
                                             ---------------------------------           ---------------------------------
(Dollars in thousands)                          Average               Average              Average               Average
                                                Balance    Interest   Yield/Cost           Balance    Interest   Yield/Cost
                                                -------    --------   ----------           -------    --------   ----------
Interest-earning assets:
  Loans receivable (1)                       $ 1,123,734  $ 20,334       7.24 %         $ 1,054,631  $ 22,732      8.62 %
  Investment securities (2)                      682,788     7,482       4.38               743,118    12,244      6.59
  Federal funds sold                              12,534        53       1.68                16,473       225      5.46
                                             -----------   -------                      -----------   -------
    Total interest-earning assets              1,819,056    27,869       6.13             1,814,222    35,201      7.76

Non-interest-earning assets                      146,111                                    145,237
                                             -----------                                -----------
  Total assets                               $ 1,965,167                                $ 1,959,459
                                             ===========                                ===========

Interest-bearing liabilities:
  Interest-bearing deposit accounts            1,285,751     9,358       2.91             1,168,556    13,988      4.79
  Borrowed money                                 215,071     1,885       3.51               360,505     5,123      5.68
  Guaranteed preferred beneficial interest
    in Company's subordinated debt                57,327     1,360       9.49                57,327     1,360      9.49
                                             -----------   -------                      -----------   -------
    Total interest-bearing liabilities         1,558,149    12,603       3.24             1,586,388    20,471      5.16
                                             -----------   -------                      -----------   -------

Non-interest-bearing liabilities                 275,226                                    252,218
                                             -----------                                -----------
  Total liabilities                            1,833,375                                  1,838,606

Shareholders' equity                             131,792                                    120,853
                                             -----------                                -----------
  Total liabilities and stockholders equity  $ 1,965,167                                $ 1,959,459
                                             ===========                                ===========

Net interest income                                        $15,266                                    $14,730
                                                           =======                                    =======
Interest rate spread (3)                                                 2.89 %                                    2.60 %
                                                                       ======                                    ======
Net yield on interest earning assets (4)                                 3.36 %                                    3.25 %
                                                                       ======                                    ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                              116.74 %                                  114.36 %
                                                                       ======                                    ======

 (1) Average balances include non-accrual loans.
 (2) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 34% marginal federal tax rate for all periods.
 (3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
 (4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                      #####